Cornerstone Healthcare Plus REIT
Acquires $14.75 Million Inpatient Rehab Facility

(Irvine, CA) August 25, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced that the Cornerstone Healthcare Plus REIT has acquired an inpatient rehabilitation facility (IRF) for a purchase price of $14,750,000.  The 42-bed, 40,000 square foot property is located in Dallas, Texas and is leased under a long-term lease to GlobalRehab LP.

IRFs treat patients that are recovering from significant injuries or are suffering from chronic conditions that have impaired their physical functioning.  They employ a multi-disciplinary approach, combining the physician, occupational and speech therapy as well as social services and around-the-clock nursing care.

According to Servant Healthcare CEO John Mark Ramsey, “over the next couple decades, health care providers will increasingly treat health conditions associated with aging – such as strokes, heart attack, neurological disorders and diseases and injuries to the muscles, bones, and joints – which will increase the demand for rehabilitative therapy. Older patients are no longer content to suffer reduced activity following an illness.  They want to return to a more active and productive life as quickly as possible.  IRFs have been shown to be a cost effective treatment that helps to lower the future cost of care by speeding recovery and delivering rehab services in an efficient environment.  Additionally, surgical and treatment technology is opening up new and more opportunities to treat conditions that will require inpatient rehabilitation stays and produce improved outcomes.”

GlobalRehab is a physician-run IRF operator that oversees IRF facilities throughout Texas.  The company’s vision is to provide comprehensive post-acute services that encompass a total approach that includes physical, cognitive, emotional and even spiritual therapies. Their patient-centric approach includes an interdisciplinary team of clinicians who create individualized care plans that utilize progressive procedures and breakthrough technologies to attempt to achieve the highest level of successful patient outcomes possible.

Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years in both good and bad economic conditions.  The company prides itself on its impressive track record, 8 full-cycle programs, experienced management team and successful joint ventures.  Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions.  For more information, please visit www.CREfunds.com.

Contact Information:
Robert Bruce
Cornerstone Real Estate Funds
Vice President, Sales & Marketing
949-263-4325

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facility mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC.